EXHIBIT 99.1

Tim Walsh to Lead Thunderball Entertainment, Inc. as CEO

Thursday July 21, 8:00 am ET

Seasoned executive sees growth potential for Thunderball

MINNEAPOLIS, July 21 /PRNewswire-FirstCall/ -- Thunderball Entertainment, Inc. (OTC: TDBE - News) announced today that Tim Walsh has accepted the positions of Chief Executive Officer and President. Ronald Eibensteiner will remain as the Company's Chairman of the Board.

Ron Eibensteiner stated, "We are pleased to welcome Tim as our new CEO and President. We made the decision to hire Tim based upon his proven experience in leading aggressive, high-growth companies." Eibensteiner went on to say, "He has provided Thunderball with invaluable leadership, insight and direction since joining our Company as a consultant in March and a director in May and we are eager to expand the relationship."

Tim Walsh stated, "In looking at the positive developments that have transpired at Thunderball over the past few months with regards to the formulation of business plans, development of innovative technologies and the identification of significant market opportunities, the decision to take the role of CEO is one I am pleased to make. My background in managing aggressive growth start-ups and technology companies will play a key role in the future success of Thunderball. At this stage of the Company's development, operational infrastructure and solid business planning are mission critical in establishing a good foundation to capitalize on the growth opportunities in front of us."

Prior to joining Thunderball Entertainment, Mr. Walsh was the Senior Vice President of Sales & Marketing for Sagebrush Corporation from 2001 to 2004. From 1999 to 2001 he was the Co-Founder and President of Shopforschool, Inc. Prior to his position with Shopforschool, he was the Vice President of Sales, Marketing and Business Development for the OnHealth Network Company.

Thunderball Entertainment, Inc., with offices at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, provides prepaid credit cards through convenient, easy to use self-service kiosks. Prepaid credit cards offer millions of consumers a cost effective and flexible means of managing personal assets, paying bills and taking advantage of the millions of retail locations that accept credit cards.

Statements made in this release which are not historical in nature, are referred to as forward-looking statements. Such statements include but are not limited to the ability of the Company to capitalize on certain available business opportunities. These statements should be viewed as uncertain and should not be relied upon.